Exhibit 5.1
April 22, 2010
Alimera Sciences, Inc.
6120 Windward Parkway, Suite 290
Alpharetta, GA 30005

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
          This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) of the Securities Act, for the registration of 632,500 shares of Common Stock, $0.01 par value per share (the “Shares”), of Alimera Sciences, Inc., a Delaware corporation (the “Company”). The Shares, which include an over-allotment option granted by the Company to the Underwriters to purchase up to 82,500 additional shares of the Company’s Common Stock, are to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., as representatives of the several underwriters in the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.
          It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the sale of the Shares, the Shares being sold by the Company, when issued and sold in the manner described in the Registration Statement and, with respect to the Shares being sold by the Company, in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally and validly issued, fully paid and non-assessable.
          We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.
          This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP